Exhibit 10.3
 EQUITY SALE AND PURCHASE AGREEMENT

THIS EQUITY SALE AND PURCHASE AGREEMENT (this "Agreement") is made the ____ day of July, 2011 (the “Effective Date”) by and between the following parties:

UNIGENE LABORATORIES, INC. (hereinafter, "Unigene"), a corporation incorporated under the laws of the State of Delaware, as the seller of the Equity Interest (as defined below);

Legal address: 81 Fulton Street, Boonton, NJ 07005
Legal representative: Ashleigh Palmer
Title: President and Chief Executive Officer
Nationality: U.S.A.

AND

CHINA CHARMAINE PHARMACEUTICAL COMPANY LIMITED (hereinafter, "Charmaine"), a company incorporated and existing under the laws of Hong Kong ("Hong Kong"), as the purchaser of the Equity Interest (as defined below);

Registered office: FLAT/RM 3206 32/F CENTRAL PLAZA 18 HARBOUR ROAD WAN CHAI HK
Legal representative: Dongchen Cai
Title: Chairman of the Board
Nationality: P.R.China

AND

CHINA PHARMACEUTICAL GROUP LIMITED (hereinafter, "CPG"), a company incorporated and existing under the laws of Hong Kong ("Hong Kong"), as one of the affiliates of Charmaine,

Registered office: FLAT/RM 3206 32/F CENTRAL PLAZA 18 HARBOUR ROAD WAN CHAI HK
Legal representative: Dongchen Cai
Title: Chairman of the Board
Nationality: P.R.China.

The term "Party" refers to either Unigene, CPG or Charmaine, and the term "Parties" refers collectively to Unigene, CPG and Charmaine.

WHEREAS

1.
UNIGENE BIOTECHNOLOGY CO., LTD. (hereinafter called “JV”) is a company incorporated and existing under the laws of the People's Republic of China ("PRC") and having its registered office at Economic and Technological Development Zone, Shijiazhuang,  Hebei Province, PRC.  JV was formed through (a)  that certain Joint Venture Contract, dated as of June 15, 2000 (as amended, the “JV Contract”), between Shijiazhuang Pharmaceutical Group Corporation (“SPGC”) and Unigene and (b) those certain Articles of Association (the “Articles” and together with the JV Contract, collectively, the “JV Agreements”), pursuant to which SPGC and Unigene established JV.

2.
SPGC and Unigene entered into that certain Technology Transfer Agreement, dated April 23, 2008 (the “Technology Transfer Agreement”), pursuant to which, among other things, Unigene granted to JV certain licenses and other rights (collectively, the “Technology”).

3.
SPGC assigned all of its rights, responsibilities and obligations under, among other things, the JV Contract, Articles and Technology Transfer Agreement to its subsidiary, CPG, pursuant to that certain Agreement of Assignment, dated April 23, 2008, by and among Unigene, SPGC and CPG.

4.	Unigene has previously contributed cash and the Technology, and CPG has contributed cash, in respect of the registered capital of JV (the "Registered Capital").

5.
Unigene and CPG made efforts in anticipation of filing a new drug application (“NDA”) for injectable and nasal calcitonin products in the PRC.   The purpose of JV was to initially focus on manufacturing and research and development of salmon calcitonin and non-oral PTH and related products for China and possibly other global markets.

6.
Unigene, JV and CPG entered into a Termination Agreement pursuant to which the Parties agreed to terminate the Technology Transfer Agreement and  the technology has reverted back to Unigene.  The Termination Agreement came into effect on June 4, 2011.

7.
Unigene has contributed to the Registered Capital in the amount of Three Million, One Hundred and Fifty Thousand United States Dollars (US$ 3,150,000) in total, including One Million, Fifty Thousand United States Dollars (US$ 1,050,000) in cash, accounting for 15% of the Registered Capital, and technology valued at Two Million, One Hundred Thousand  United States Dollars (US$ 2,100,000), accounting for 30% of the Registered Capital.  Upon the termination of the licenses, JV’s Registered Capital is reduced to Four Million, Ninety Hundred Thousand United States Dollars (US$ 4,900,000) and Unigene’s remaining equity interest in JV is One Million, Fifty Thousand United States Dollars (US$ 1,050,000) in cash.  Unigene offered to sell all of its remaining equity interest in JV, that is the Registered Capital and the profits and losses of JV in the amount of One Million, Fifty Thousand United States Dollars (US$ 1,050,000) in cash, free from all encumbrances, charges and liens and with all rights attaching thereto (hereinafter referred to as the “Equity Interest”).  CPG has agreed to waive its pre-emptive right to purchase the Equity Interest; Charmaine has agreed to purchase the Equity Interest, upon the terms and conditions set out herein (hereinafter referred to as the "Equity Purchase") and CPG has consented to the transfer of Equity Interest to Charmaine.

8.
On May 10, 2008, in connection with the Technology Transfer Agreement,  Tin Lon Investment Limited (“Tin Lon”), a Hong Kong limited liability company, purchased from Unigene 1,080,000 shares of Unigene’s Common Stock, par value $0.01 per share (the “Common Shares”), at a purchase price of $1.86 per share.  Tin Lon has indicated that it may want to dispose of the Common Shares during the term of this Agreement.

NOW THIS AGREEMENT WITNESSETH as follows:

1.	DEFINITION AND INTERPRETATION

1.1.           In this Agreement, including the schedules:

1.1.1.	the following words and expressions shall have the following meanings, unless the context otherwise requires:

Affiliate
of a specific person is any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term “controls” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

Agreement	means this Equity Sale and Purchase Agreement, including any schedules attached hereto and including any amendment or variation hereof or supplemental hereto;

Business	means the manufacture and research and development of salmon calcitonin and non-oral PTH and related products for China and possibly other global markets;

Business Day	means any day excluding Saturdays, Sundays and public holidays, on which banks in PRC and New York City are open for business;

Closing	means the completion of the sale and purchase of all of the Equity Interest to be carried out in accordance with Article 5 of this Agreement;

Closing Date	means the date on which Closing shall occur, as determined pursuant to Article 5.1 of this Agreement;

Code	shall mean the United States Internal Revenue Code of 1986, as amended;

Conditions Precedent	means the conditions set out in Articles 4.1 and 4.2 of this Agreement;

New Approval Certificate
means a certificate approving the transfer of the Equity Interest, issued by the same examination and approval authority that originally approved the formation of JV and issued JV's initial Approval Certificate;

New Business License
means a new business license reflecting the transfer of the Equity Interest, issued by the same department of the State Administration of Industry and Commerce that issued the original business license issued to JV; and

Warranty
means any warranty and representation of  Unigene, CPG or Charmaine contained in this Agreement, including but not limited to each warranty and representation set forth in Articles 7 and 8, as the context may indicate.

1.1.2
any reference to Unigene, CPG and Charmaine includes, where appropriate, persons deriving title thereunder, its respective heirs, personal representatives, nominees, successors-in-title and permitted assigns;

1.1.3
except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any other gender include all genders; words denoting person include firms and corporations and vice versa; and

1.1.4	unless otherwise stated, a reference to an Article or sub-Article is a reference to an Article or a sub-Article of this Agreement.

1.2.	Article headings in this Agreement are for ease of reference only and do not affect the construction of any provision.

1.3.	The schedules to this Agreement are an integral part of this Agreement, and are hereby incorporated by reference into the Agreement.

2.	AGREEMENT FOR SALE

2.1.
In consideration of the Purchase Consideration to be paid by Charmaine to Unigene in the manner and at the times stipulated in Article 3 below and subject to the other terms and conditions set forth in this Agreement, Unigene, as the sole legal and beneficial owner of the Equity Interest, hereby agrees to transfer the Equity Interest in full to Charmaine.  Unigene shall transfer the Equity Interest free from all liens, charges and encumbrances or third party rights (other than the rights set forth in the JV Agreements) and with all rights, risks and benefits attaching thereto, on the Closing Date, and upon the terms and conditions herein contained.

2.2.
The Parties have agreed that the sale and transfer of the Equity Interest may occur as described in this Agreement, and hereby expressly waive any additional or contrary requirement that may be contained in the JV Agreements, including without limitation, those provisions contained in Chapter XIII, Transfer of JV Rights, contained in the Joint Venture Contract.  The Parties have further agreed that, by execution and delivery of this Agreement, Unigene has no further obligations under the JV Agreements.

3.	CONSIDERATION

3.1.
The consideration for the sale and transfer of the Equity Interest shall be One Million, Fifty Thousand United States Dollars (US$1,050,000) only (the "Purchase Consideration"), with the payments to be made in accordance with the following schedule:

(i) US$600,000.00 on the Closing Date; and

(ii) US$450,000.00 (the “Final Payment”) on the Option Exercise Date (defined below), which date shall be no later than the one (1) year anniversary of the Closing Date (the “Final Payment Date”), provided that if the Option Exercise (defined below) shall not have occurred on or before the Final Payment Date, Unigene will agree to forego the Final Payment without signing any additional written documents.

3.2.
The Purchase Consideration shall be paid by Charmaine by way of a wire transfer to a bank account which Unigene will designate in writing to Charmaine at least two (2) Business Days in advance of the Closing Date.

3.3.
If permitted by applicable law and subject to the requirements thereof, for the period beginning on the date of this Agreement and ending at the close of business (Eastern time) on the Final Payment Date, Unigene shall have the option (exercisable in its sole discretion), but not the obligation, to repurchase using legally available funds the Common Shares (to the extent the Common Shares have not been previously disposed of) at a repurchase price of $1.86 per share, upon ten (10) days prior written notice to Tin Lon (the “Repurchase Option”).  Upon exercise of such Repurchase Option, no later than the date specified in such notice, Tin Lon shall cause such Common Shares to be delivered to Unigene and Unigene shall cause the repurchase price to be sent by wire transfer to an account specified by Tin Lon.  For purposes of this Agreement, the prior disposition of the Common Shares or the exercise of the Repurchase Option shall be herein referred to as the “Option Exercise” and the date on which the Option Exercise occurs shall be herein referred to as the “Option Exercise Date”.

4.	CONDITIONS PRECEDENT/CLOSING DELIVERABLES

4.1.
Notwithstanding anything to the contrary herein contained, the obligation of Charmaine to purchase the Equity Interest shall be conditional upon the fulfillment of the following conditions precedent and delivery of the following, as applicable:

4.1.1.
Each Warranty of Unigene under this Agreement, including but not limited to each Warranty in Article 6, is true, accurate, not misleading, and complete in all respects as of the Effective Date and at the time of Closing, except for those Warranties made only as of a specified date, and, on the Closing Date, Unigene shall have delivered a certificate to Charmaine affirming as of the Closing Date that each Warranty in Article 6 remains true, accurate, not misleading, and complete in all respects, except for those Warranties made only as of a specified date.

4.1.2.	This Agreement shall have been approved by the appropriate examination and approval authority, and the New Approval Certificate and New Business License shall have been issued.

4.1.3.	Unigene has provided Charmaine with the resignation letter, in the form set forth in Schedule 4 of this Agreement, of the current director of JV that was previously appointed by Unigene.

4.1.4.	Unigene and CPG shall have terminated the Technology License Agreement, by executing and delivering the Termination Agreement.

4.1.5.
No lawsuit or other legal or administrative or arbitral proceeding, action, suit, order, or investigation, other than any such proceeding initiated by Charmaine, shall have been commenced or threatened that may restrict or prevent the consummation of the transactions contemplated by this Agreement.

4.2.
Notwithstanding anything to the contrary herein contained, the obligation of Unigene to sell the Equity Interest shall be conditional upon the fulfillment of the following conditions precedent and delivery of the following, as applicable:

4.2.1.
Each Warranty of Charmaine under this Agreement, including but not limited to each Warranty in Article 7, is true, accurate, not misleading, and complete in all respects as of the Effective Date and at the time of Closing, except for those Warranties made only as of a specified date, and, on the Closing Date, Charmaine shall have delivered a certificate to Unigene affirming as of the Closing Date that each Warranty in Article 7 remains true, accurate, not misleading, and complete in all respects, except for those Warranties made only as of a specified date.

4.2.2.	This Agreement shall have been approved by the appropriate examination and approval authority.

4.2.3.	Unigene and CPG shall have terminated the Technology License Agreement, by executing and delivering the Termination Agreement.

4.2.4.
No lawsuit or other legal or administrative or arbitral proceeding, action, suit, order, or investigation shall have been commenced or threatened that may restrict or prevent the consummation of the transactions contemplated by this Agreement.

4.3.	This Agreement shall become unconditional on the date the last of the Conditions Precedent (the "Fulfillment Date") set out in Articles 4.1 and 4.2 herein is fulfilled.

4.4.
The Parties hereby expressly acknowledge and agree that the Conditions Precedent set out or referred to above in Article 4.1 and Article 4.2 are inserted for the sole benefit of Charmaine and Unigene, respectively.  The fulfillment or compliance with any one or more of Conditions Precedent in Article 4.1 may be waived by Charmaine, in its absolute discretion.  The fulfillment or compliance with any one or more of Conditions Precedent in Article 4.2 may be waived by Unigene, in its absolute discretion.  Either Party shall give written notice of any such waiver to the other Party.

5.	CLOSING

5.1.
Subject to the Conditions Precedent being fulfilled or waived, the closing (the "Closing") shall take place remotely via the exchange of documents and signatures at or before 5:00 p.m. (Pacific time) on the third (3rd) Business Day following the Fulfillment Date (the "Closing Date"), unless both Parties have agreed upon any other date and venue in writing.  At the Closing, as applicable, Unigene shall deliver true copies of each of the documents described in Article 4.1 to Charmaine and Charmaine shall deliver true copies of each of the documents described in Article 4.2 to Unigene.

5.2.
Contemporaneously with having received the documents described in Article 5.1 above, Charmaine shall remit that portion of the Purchase Consideration to the account designated by Unigene according to the provisions and at the times provided in Article 3.  The Purchase Consideration to be remitted shall be net of legally mandated withholding income tax on the transaction, which withholding income tax shall be remitted to the appropriate governmental authorities promptly and timely.  Charmaine shall provide Unigene customary information regarding the withholding and remittance; provided, however, that, if, at least 3 days prior to the Closing, Unigene has delivered to Charmaine a duly executed exemption certificate certifying that Unigene is exempt from PRC withholding income tax on the transactions contemplated in this Agreement, then the Purchase Consideration shall be remitted without any withholding taking place.

6.	WARRANTIES BY UNIGENE

6.1.	Unigene warrants and represents to Charmaine that:

6.1.1.
Unigene is a corporation validly incorporated and in good standing under the laws of the State of Delaware.  Unigene has the full legal right and power and is duly authorized to enter into this Agreement and the other agreements contemplated herein and to exercise its rights and obligations contained herein and therein.  This Agreement and the other agreements contemplated herein have been duly executed and delivered by Unigene and constitute valid and binding obligations of Unigene and will be enforceable against Unigene in accordance with their terms, subject to equitable considerations.  No other corporate proceeding on the part of Unigene is necessary to approve or authorize the execution or delivery of this Agreement or the other agreements contemplated herein to which Unigene is a party or the consummation of the transactions contemplated herein and therein.

6.1.2.
The execution, delivery and performance of this Agreement and the other agreements contemplated herein and consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) result in the creation of any lien, security interest, charge or encumbrance upon the Equity Interest under, or (e) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of the certificate of incorporation or by-laws of Unigene or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Unigene is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which Unigene is subject, except for such consents that shall have been obtained.

6.1.3.
Unigene is the sole legal and beneficial owner of the Equity Interest, and has the right to dispose of and transfer the Equity Interest, and the Equity Interest is and will be free from any liens, charges, encumbrances and third party rights, other than the rights set forth in the JV Agreements.  Unigene has not granted any option or right to acquire any of the Equity Interest to any other party and has not created or agreed to create any security interest or other encumbrance over the Equity Interest, except to the extent waived in Article 2.2 above.

6.1.4.
As of the date hereof, no lawsuit or other legal or administrative or arbitral proceeding, action, suit, order, or investigation, other than any such proceeding initiated by Charmaine, has been commenced or threatened that may restrict or prevent Unigene from performing any of its obligations under this Agreement.

6.1.5.	All material facts regarding Unigene's title and right to transfer the Equity Interest have been truthfully and completely disclosed to Charmaine or to CPG.

6.2.
The rights and remedies of Charmaine in respect of any breach of the Warranties by Unigene shall not be affected by the Closing, by any investigation made by it or on its behalf, by its rescinding, or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy or by any other event or matter whatsoever, except a specific and duly authorized written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

6.3.
Unigene further warrants and undertakes to and with Charmaine that all Warranties on its part herein contained will be fulfilled and are true and correct as of the date hereof and shall continue to be true and correct on the Closing Date in all respects as if they had been entered into afresh on the Closing Date, except any Warranty that expressly refers to a specific time, in which case it will be true and correct as of such time.

6.4.	Other than as expressly set forth in this Agreement, Unigene does not make any Warranties regarding the Business.

7.	CPG'S AND CHARMAINE’S WARRANTIES

7.1.	Each of CPG and Charmaine, as appropriate, warrants and represents to Unigene that:

7.1.1.
CPG is a company validly organized and in good standing under the laws of Hong Kong, and Charmaine is a company validly organized and in good standing under the laws of Hong Kong. Each has the full legal right and power and is duly authorized to enter into this Agreement and the other agreements contemplated herein and to exercise its rights and obligations contained herein and therein.  This Agreement and the other agreements contemplated herein have been duly executed and delivered by each company and constitute valid and binding obligations of each company, as appropriate, and will be enforceable against such company in accordance with their terms.  No other corporate or organizational proceeding on the part of either company is necessary to approve or authorize the execution or delivery of this Agreement or the other agreements contemplated herein to which either is a party or the consummation of the transactions contemplated herein and therein.

7.1.2.
The execution, delivery and performance of this Agreement and the other agreements contemplated herein and consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of the certificate of incorporation or by-laws of CPG or Charmaine, as the case may be, or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which either is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which either is subject.

7.1.3.
As of the date hereof, no lawsuit or other legal or administrative or arbitral proceeding, action, suit, order, or investigation has been commenced or threatened that may restrict or prevent either from performing any of its obligations under this Agreement.

7.1.4.
The execution, delivery and performance of this Agreement and the other agreements contemplated herein and consummation of the transactions contemplated hereby and thereby do not and will not require any registration, authorization, consent, approval, exemption or other action by or notice to the State Administration of Foreign Exchange (“SAFE”) on the part of any Party, the JV, or any direct or indirect shareholder or controller of any of them, under SAFE’s Circular 75, promulgated October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005, or any related or successor rule or regulation (“Circular 75”), or if such registration, authorization, consent, approval, exemption or other action is required, it shall have been obtained promptly within 30 days after the Closing Date.  Charmaine is not a “special purpose vehicle” as that term is defined in Circular 75.

7.1.5.
No additional authorization, consent, approval, exemption or other action by or notice to any court or other governmental body is required as a result of Charmaine acting as the purchaser of the Equity Interest under this Agreement that would not have been required if CPG were to acquire the Equity Interest directly, or if any such additional authorization, consent, approval, exemption or other action by or notice to any court or other governmental body is required, it shall have been obtained promptly within 30 days after the Closing Date.  Without limitation of the foregoing and without limitation of Section 7.1.4 hereof, to the extent that any of the execution, delivery and performance of this Agreement and the other agreements contemplated herein and consummation of the transactions contemplated hereby and thereby shall occur on or after July 1, 2011, CPG, Charmaine, the JV, and any direct or indirect shareholder or controller of any of them required to register with SAFE under SAFE’s Circular 19, promulgated May 20, 2011, with an effective date of July 1, 2011, titled “Operating Instructions on Foreign Exchange Administration for Domestic Residents Engaging in Financing and Round-tripping Investment via Overseas Special Purpose Vehicles,” or any related or successor rule or regulation (“Circular 19”), shall have obtained such registration promptly within 30 days after the Closing Date.

7.2.
The rights and remedies of Unigene in respect of any breach of the Warranties by CPG and Charmaine shall not be affected by the Closing, by any investigation made by it or on its behalf, by its rescinding, or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy or by any other event or matter whatsoever, except a specific and duly authorized written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

7.3.
Each of CPG and Charmaine further warrants and undertakes to and with Unigene that all Warranties on its part herein contained will be fulfilled and are true and correct as of the date hereof and shall continue to be true and correct on the Closing Date in all respects as if they had been entered into afresh on the Closing Date, except any Warranty that expressly refers to a specific time, in which case it will be true and correct as of such time.

7.4.	Other than as expressly set forth in this Agreement, neither CPG nor Charmaine makes any Warranties regarding the Business.

8.	MUTUAL RELEASE

8.1.
In consideration of the mutual Warranties and covenants contained herein, each Party, for itself and for each of its Affiliates, effective upon the Closing Date and without limitation of Article 9, hereby irrevocably, unconditionally and completely releases and forever discharges the other Party, such other Party’s Affiliates, and its and their officers, directors, stockholders, agents, employees, heirs, administrators, executors, predecessors, successors and assigns (hereinafter, the “Released Parties”) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, such Party’s Released Claims (as defined below).  The Parties acknowledge they are aware that they may thereafter discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of this release, but that it is their intention to hereby fully, finally and forever settle and release all such claims, disputes and differences, known or unknown, suspected or unsuspected, that now exist or heretofore have existed between the Parties and that in furtherance of such intention, this release shall remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts.   The term “Released Claims,” when used herein with respect to a Party, shall mean and include each and every claim, charge, complaint, demand, action, cause of action, suit, right, debt, sum of money, cost, reckoning, covenant, contract, agreement, promise, doing, omission, damage, execution, obligation, liability and expense (including attorneys’ fees and costs), of every kind and nature (whether at law or in equity) (collectively, “Claims”) that such Party may have had in the past, may now have or may have in the future against the Released Parties, and which has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Closing Date to the extent such claim relates to or arose out of JV or the JV Agreements, whether due to a breach thereof or otherwise; provided, however, that the Released Claims shall exclude: (1) any and all rights to seek and obtain indemnification for any breach of any Warranty, covenant or agreement under this Agreement; (2) any and all rights to seek and obtain enforcement of, or a remedy arising out of the breach of, any obligation provided for in this Agreement; (3) Claims arising directly or indirectly out of, or relating directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing after the Closing Date, even if any of the foregoing also existed on or prior to the Closing Date; and (4) Claims arising directly or indirectly out of, or relating directly or indirectly to, any infringement, misappropriation or unauthorized use or disclosure by a Party of any other Party’s intellectual property, confidential information or other proprietary rights.

9.	INDEMNIFICATION

9.1.
From and after the Closing Date, CPG, Charmaine and JV, jointly and severally, agree to indemnify and hold harmless Unigene and its Affiliates and each of their respective officers, directors, employees, agents, successors and assigns (“Unigene Indemnified Parties”) from and against and in respect of any and all losses, claims, damages (including special and consequential damages, including lost profits) (“Losses”), resulting or arising from any third party claim against the Unigene Indemnified Parties based upon or otherwise relating to (i) any acts or omissions of CPG and/or JV or their respective Affiliates, officers, directors, employees, agents, successors or assigns in connection with the NDA or the JV Agreements or in establishing or running the JV on or prior to the date hereof, (ii) any product liability, bodily injury, risk of bodily injury, death or property damage, or (iii) any breaches by CPG, Charmaine and/or JV or their Affiliates of any Warranties, covenants or other agreements contained in this Agreement.

9.2.
From and after the Closing Date, subject to Article 9.1, Unigene agrees to indemnify and hold harmless CPG, Charmaine and JV and each of their respective officers, directors, employees, agents, successors and assigns (“CPG/JV Indemnified Parties”) from and against and in respect of any and all Losses resulting or arising from any third party claim against the CPG/JV Indemnified Parties based upon or otherwise relating to (i) any acts or omissions of Unigene or its Affiliates, officers, directors, employees, agents, successors or assigns in connection with the JV Agreements on or prior to the date hereof, or (ii) any breaches by Unigene or its Affiliates of any Warranties, covenants or other agreements contained in this Agreement.

9.3.	Indemnification Procedures with Respect to Third Party Claims

9.3.1.
Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnity under this Article 9 will be made solely by the corresponding Party seeking indemnity under this Article 9 (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification hereunder.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Losses are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party in connection with any third party claim.

9.3.2.
Control of Defense.  At its option, the Indemnifying Party may assume the defense of any third party claim subject to indemnification as provided for in this Article 9 by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice; provided however, that (i) the claim solely seeks monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (i) and (ii), the “Litigation Conditions”). The Indemnified Party may, at any time, assume all such defense if the Litigation Conditions are not satisfied at any time.  Upon assuming the defense of a third party claim in accordance with this Article 9.3.2, the Indemnifying Party shall be entitled to appoint lead counsel in the defense of the third party claim.  Should the Indemnifying Party assume the defense of a third party claim, except as otherwise set forth in this Article 9.3.2, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the third party claim.

9.3.3.
Right to Participate in Defense.  Without limiting Article 9.3.2, any Indemnified Party will be entitled to participate in, but not control, the defense of a third party claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume and actively further the defense and employ counsel in accordance with Article 9.3.2 (in which case the Indemnified Party will control the defense), or (iii) the Indemnifying Party no longer satisfies the Litigation Conditions.

9.3.4.
Settlement.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any third party claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.

10.	GENERAL

10.1.	This Agreement shall not be altered, changed, supplemented or amended except by written instrument signed by the Parties hereto.

10.2.
All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne by the Party on whom such tax is levied under any applicable law.  Each Party shall bear its own transaction and legal costs, fees and expenses incurred in connection with or in relation to the negotiation, preparation, execution and delivery of this Agreement.  Unigene hereby agrees to indemnify Charmaine against the amount of any taxes, interest and penalties incurred by Charmaine to the extent that such taxes, interest and penalties result directly from the failure of Charmaine to withhold taxes from the Purchase Consideration.

10.3.
Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods that may by agreement in writing between or on behalf of Unigene, CPG and Charmaine be substituted for them.

10.4.	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Closing.

10.5.
Every notice or other communication required or contemplated by this Agreement by any Party shall be delivered either by (a) personal delivery, (b) postage prepaid, return receipt requested certified mail (airmail if available), or the equivalent of certified mail under the law of the country where mailed, or (c) telecopier facsimile addressed to the Party for whom intended, confirmed promptly by courier, in each case to the following addresses:

UNIGENE LABORATORIES, INC.:

81 Fulton St.
Boonton, NJ  07005
(Fax) (973) 335-0972
Attn:    Ashleigh Palmer, President and Chief Executive Officer
 Gregory T. Mayes, General Counsel

CHINA PHARMACEUTICAL GROUP LIMITED:
CHINA CHARMAINE PHARMACEUTICAL COMPANY LIMITED:
TIN LON INVESTMENT LIMITED:

276 Zhongshan West Road
Shijiazhuang, Hebei Province
People’s Republic of China
(Fax) 86 311 87039608
Attn:   Mr. Zhenhai Pang, Senior Director of M&A

Notices or other communications may also be sent to such other address as the intended recipient previously shall have designated by written notice to JV and the other Parties.  Notices and other communications required or contemplated by this Agreement shall be deemed to have been delivered to and received by the addressee and shall be effective (i) in the case of personal delivery, on the date of delivery, (ii) in the case of certified mail, on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, or (iii) in the case of facsimile, on the date (in effect in the location of the recipient) of transmission thereof and issuance by the transmitting machine of a confirmation indicating that the number of pages constituting the facsimile notice have been transmitted without error to the facsimile machine of the recipient. Notice given orally shall be effective only if acknowledged in writing by a duly authorized representative of the Party to whom it was given.

11.	GOVERNING LAW AND DISPUTE RESOLUTION

11.1.	This Agreement shall be governed by and construed in accordance with the laws of the PRC.

11.2.
Subject to Article 11.5, the Parties agree that any disputes, controversies or claims arising out of or related to this Agreement, or the breach thereof, whether based on contract, tort, statute, or other theory of liability (each, a “Dispute”) shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) to be resolved by binding arbitration, under the arbitration rules of CIETAC in force at the date of the application for arbitration.

11.3.
The arbitral tribunal shall consist of three (3) arbitrators. Within twenty (20) days of the issuance of the notice commencing the arbitration, one (1) arbitrator shall be appointed by JV,  CPG and Charmaine, deciding together, and one (1) arbitrator shall be appointed by Unigene. The third arbitrator shall be the presiding arbitrator and shall not be a national of either the PRC or the United States.  The third arbitrator shall be selected by agreement between the two (2) arbitrators appointed by the Parties. In the event that the two (2) arbitrators cannot agree upon the third arbitrator within a period of twenty (20) days from the date of nomination of the second arbitrator, the third arbitrator shall be selected by CIETAC. The arbitrators shall be independent of the Parties, and shall not be employees, directors or shareholders of either Party or of an Affiliate.  To be qualified for appointment, a proposed arbitrator shall confirm in writing that he/she is ready, willing and able to serve as an arbitrator subject to the terms hereof, including the timing specified herein.

11.4.
The place of arbitration shall be Beijing, PRC. The language used for the arbitration shall be Chinese.  Each Party shall have the right to have its own interpreters, lawyers and legal advisers present through the arbitration.  In connection with the commencement of the arbitral proceeding, the arbitral tribunal shall establish the rules for the proceeding.  During the pendency of the arbitral proceeding, costs and fees assessed by the arbitral tribunal and/or CIETAC shall be shared equally by both Parties.  Following issuance of the arbitration award, all costs of arbitration actually incurred by the Parties shall be borne by the losing Party, unless otherwise determined by the arbitration award.  The arbitration award shall be in Chinese (and translated into English) and in writing, and shall set forth the evidentiary and legal basis for all ruling(s).  The arbitration award shall be final and not subject to appeal and binding on the Parties hereto.

11.5.
Notwithstanding anything to the contrary in this Agreement, each Party shall have the right to seek preliminary injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

11.6.
If any provision of this Agreement is found by an arbitration institution or a court to be invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected by such invalid, illegal or unenforceable provision.

12.	FURTHER ASSURANCES

The Parties agree to use all reasonable means to do, or cause to be done, all things necessary, proper and/or advisable to consummate the transactions and/or matters contemplated by this Agreement as expeditiously as practicable, including without limitation, (a) the performance of such further acts and/or the execution and delivery of additional instruments or documents as may be necessary to satisfy any condition contained herein or cause any Warranty to be true and correct and any covenant to be fulfilled, including the obtaining of any necessary approvals and consents of JV or JV’s board, and (b) the obtaining of any approvals of this Agreement by the appropriate examination and approval authority in the PRC, and issuance, if necessary, of a New Approval Certificate and the New Business License, including any filings necessary to change the corporate name of the JV to a name that does not include the word “Unigene” in accordance with the Termination Agreement.

To the extent that any of the execution, delivery and performance of this Agreement and the other agreements contemplated herein and consummation of the transactions contemplated hereby and thereby shall occur on or after July 1, 2011, CPG shall to the extent required obtain the registration required by Circular 19 promptly within 30 days after the Closing Date, and shall cause Charmaine, the JV, and any direct or indirect shareholder or controller of any of them required to register under Circular 19 to do the same.

13.	SURVIVAL OF WARRANTIES

All Warranties and undertakings contained in, or obligations imposed by, this Agreement, shall survive Closing and continue in full force and effect notwithstanding Closing, except for those obligations to be performed on or prior to Closing but only to the extent that they have been so performed.

14.	INTEGRATION CLAUSE

This Agreement contains the entire agreement of the Parties in connection with the sale of the Equity Interest and supersedes all previous oral or written agreements, contracts, understanding or communications between the Parties relating to the subject matter hereof, including without limitation, the Equity Sale and Purchase Agreement executed by and between CPG and Unigene with an effective date of June 4, 2011.

15.	COUNTERPARTS

This Agreement shall be in English and Chinese and shall be made in five (5) copies of each language version.  Each Party shall retain one copy of each language version.  The remaining copies shall be filed with the relevant government authorities.  In the case of any discrepancy in the two language versions, the Chinese version shall prevail.

16.	PARTIES IN INTEREST

Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

17.	CONFIDENTIALITY

Until Unigene’s filing of a Form 8-K or another appropriate form under the United States Securities Act of 1934, as amended, that discloses the terms of this Agreement, CPG, Charmaine and JV each agrees that it shall keep the terms of this Agreement confidential and the terms of this Agreement shall not be disclosed to any person, entity or institution by CPG, Charmaine or JV without the express written consent of Unigene, except as required by law.  Non-privileged disclosure of any of the terms of this Agreement by CPG, Charmaine or JV shall constitute a material breach of the Agreement.

18.	COMMON SHARES

Upon receipt of written notice from Tin Lon of an intention to have the Common Shares sold, Unigene will use commercially reasonable efforts to assist with such sale of the Common Shares at a target price equal to the original purchase price of $1.86 or other prices acceptable to Tin Lon, in accordance with federal securities and other applicable laws.

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IN WITNESS WHEREOF the Parties hereto have hereunto set their hands the day and year first above written.

UNIGENE LABORATORIES, INC.

/s/ Ashleigh Palmer
SIGNED BY:	Ashleigh Palmer,
President and Chief Executive Officer

CHINA CHARMAINE PHARMACEUTICAL COMPANY LIMITED

/s/ Dongchen Cai
SIGNED BY:	Dongchen Cai
Chairman of the Board

CHINA PHARMACEUTICAL GROUP LIMITED

/s/ Dongchen Cai
SIGNED BY:	Dongchen Cai
Chairman of the Board

Acknowledged and agreed by the undersigned
only for purposes of Articles 9, 11 and 17:

UNIGENE BIOTECHNOLOGY CO., LTD.

/s/ Dongchen Cai
SIGNED BY:	Dongchen Cai
Chairman of the Board

SCHEDULE 4

FORMAT OF LETTER OF RESIGNATION

Date: July __ , 2011

______________________________________________________________________

Chairman and the Board of Directors
UNIGENE BIOTECHNOLOGY CO., LTD.
Economic and Technological Development Zone
Shijiazhuang, Hebei Province, PRC

Dear Sirs,

RESIGNATION AS DIRECTOR

I hereby irrevocably and unconditionally resign as a director of UNIGENE BIOTECHNOLOGY CO., LTD. (the "Company") on the Closing Date as defined in the Equity Sale and Purchase Agreement between Unigene Laboratories, Inc., China Pharmaceutical Group Limited and China Charmaine Pharmaceutical Company Limited.

I confirm that I have no claim against JV for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which JV has or could have any obligation to me.  I acknowledge that I have already received all remuneration, compensation, benefits, and indemnities due in connection with my office.  I pledge and agree not to make any future claim against JV for any remuneration, benefitor other payment or entitlement in connection to my past service as a director, other than any right to indemnity.

Yours faithfully,

________________________
Name: Ashleigh Palmer